Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SKYWEST, INC.,

EXPRESS DELAWARE MERGER CO.

and

EXPRESSJET HOLDINGS, INC.

Dated August 3, 2010

i

ii

SCHEDULE OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.4(a)
Agreement	Preamble
beneficial owner	Section 8.4(b)
Book-Entry Shares	Section 1.9(b)
business day	Section 8.4(c)
CARP	Section 2.12(c)
Certificate of Merger	Section 1.2
Certificates	Section 1.9(b)
Change in the Company Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.12(a)
Company	Preamble
Company Aircraft	Section 2.13(a)
Company Balance Sheet	Section 2.7(b)
Company Benefit Plan	Section 2.12(a)
Company Board of Directors	Section 2.4(b)
Company Board Meeting	Section 2.4(d)
Company Common Stock	Recitals
Company Engines	Section 2.13(a)
Company ERISA Affiliate	Section 2.12(b)
Company Financial Advisor	Section 2.4(d)
Company Group	Section 2.12(a)
Company Material Adverse Effect	Section 2.1(a)
Company Material Contracts	Section 2.19(a)
Company Material Subsidiaries	Section 2.1(b)
Company Permit	Section 2.6(b)
Company Preferred Stock	Section 2.3(a)
Company Property Leases	Section 2.25(a)
Company Recommendation	Section 5.1(e)
Company Rights Plan	Section 2.3(a)
Company Schedule	Article II
Company SEC Reports	Section 2.7(a)
Company Stockholder Approval	Section 5.1(e)
Company Subsidiaries	Section 2.1(b)
Company Subsidiary	Section 2.1(b)
Company Termination Fee	Section 7.3(a)
Confidentiality Agreement	Section 5.2(b)
Continental	Section 2.13(a)
Continental CPA	Section 2.13(a)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Convertible Notes	Section 2.3(a)
Court	Section 8.9
Current Policy	Section 5.4(c)
DGCL	Recitals
DHS	Section 2.5(b)
Dissenting Share	Section 1.8(a)
DOT	Section 2.5(b)
DOT Economic Authority	Section 2.6(b)

Defined Term	Section
Effective Time	Section 1.2
Environmental Laws	Section 2.15(a)
ERISA	Section 2.12(a)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.9(a)
Exchange Fund	Section 1.9(a)
FAA	Section 2.5(b)
FCC	Section 2.5(b)
GAAP	Section 2.7(b)
governmental authority	Section 8.4(e)
Hazardous Substance	Section 2.15(a)
HIPAA	Section 2.12(f)
HSR Act	Section 2.5(b)
Indemnified Parties	Section 5.4(b)
Indenture	Section 2.3(a)
Intellectual Property	Section 2.18
IRS	Section 2.12(b)
Key Contracts	Section 2.19(c)
Merger	Recitals
Merger Consideration	Section 1.6(b)
Merger Sub	Preamble
Notice of Intended Change in the Company Recommendation	Section 5.3(b)
NYSE	Section 2.3(a)
Option	Section 1.7(b)
Option Consideration	Section 1.7(c)
Outside Date	Section 7.1(c)(iii)
Parent	Preamble
Parent Material Adverse Effect	Section 3.3(a)
Parent Parties	Preamble
Parent Schedule	Article III
Parent Termination Fee	Section 7.3(c)
Party or Parties	Recitals
PBGC	Section 2.12(b)
person	Section 8.4(f)
Proxy Statement	Section 5.1(a)
reasonable best efforts	Section 8.4(g)
Restricted Share	Section 1.7(e)
Returns	Section 2.14(a)
Rights	Section 2.3(a)
Sarbanes-Oxley Act	Section 2.8(a)
Seabury	Section 2.21
SEC	Section 1.9(a)
Securities Act	Section 2.5(b)
Share or Shares	Recitals
Stock Incentive Plans	Section 1.7(b)
Stock Purchase Plans	Section 1.7(a)
Stockholders Meeting	Section 5.1(e)
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Company	Section 1.1
Taxes	Section 2.14

iv

Defined Term	Section
Total Cash Consideration	Section 1.7(f)
TSA	Section 2.5(b)
under common control with	Section 8.4(d)
United	Section 1.7(f)
United Express Agreement	Section 2.13(a)
United States or U.S	Section 8.4(i)
Warrants	Section 1.7(f)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 3rd day of August, 2010 (this “Agreement”), is by and among SkyWest, Inc., a Utah corporation (“Parent”), Express Delaware Merger Co., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), and ExpressJet Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS:

A. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to merge Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share (a “Share” and together, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Dissenting Shares (as defined in Section 1.8), shall be converted into the right to receive the Merger Consideration as set forth herein.

AGREEMENT:

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company (each, a “Party” and together, the “Parties”) agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, with the Company surviving the Merger. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”).

Section 1.2 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI (other than conditions that by their nature can only be satisfied at the Closing), the Parties shall cause the Merger to be consummated by duly filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing or such later time as may be agreed to by Parent and the Company specified in the Certificate of Merger being the “Effective Time”). In connection with such filing, a closing (the “Closing”) shall be held at the offices of Andrews Kurth LLP in Houston, Texas, or such other place as the Parties shall agree. The date of the Closing is herein called the “Closing Date.”

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.4 Governing Instruments.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read as set forth in Exhibit A, and as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Company until duly amended in accordance with its terms and applicable law.

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read as set forth in Exhibit B, and as so amended and restated, such bylaws shall be the bylaws of the Surviving Company until duly amended in accordance with their terms and applicable law.

Section 1.5 Directors and Officers of Surviving Company. The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Company from the Effective Time until their respective successors have been duly elected or appointed. To the fullest extent permitted by law, the Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

Section 1.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the Shares:

(a) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company.

(b) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(c), any Dissenting Shares, and any Restricted Shares (which shall be governed by Section 1.7(b))) shall be canceled and shall be converted automatically into the right to receive $6.75 in cash (the “Merger Consideration”), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.9, of such Share. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to the Company Common Stock occurring after the date hereof and prior to the Effective Time (including any dividend or distribution on the Company Common Stock of securities convertible into Company Common Stock, as applicable).

(e) At the Effective Time, holders of Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration as provided under this Article I. The Merger Consideration paid upon the surrender of Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such Shares.

Section 1.7 Employee Stock Options; Restricted Shares; Warrants.

(a) Prior to the Effective Time, the Company shall take such actions as shall be required to (i) suspend or terminate the Company’s 2009 Employee Stock Purchase Plan and 2009 Treasury Stock Purchase Plan (together, the “Stock Purchase Plans”) immediately prior to the earlier of the Effective Time and December 31, 2010 and (ii) return to the participants in the Stock Purchase Plans their remaining account balances under the Stock Purchase Plans in a manner that results in no further shares of Company Common Stock or other securities being issued or issuable under the Stock Purchase Plans after the earlier of the Effective Time and December 31, 2010.

(b) Prior to the Effective Time, the Company shall also (i) cause each option or right to acquire shares of Company Common Stock (each an “Option”), other than Options granted under the Stock Purchase Plans and the Warrants described in Section 1.7(f), that was granted pursuant to a Company Benefit Plan or any other stock option, stock bonus or stock award program, arrangement or contract of the Company, any Company Subsidiary or any predecessor thereof (collectively the “Stock Incentive Plans”), and is outstanding (i.e., not exercised, expired or terminated) immediately prior to the Effective Time to become fully vested effective immediately prior to the Effective Time, (ii) cancel, as of the Effective Time, all such outstanding Options, and (iii) provide, as consideration for the release of any and all rights that each holder of an outstanding Option has or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Option, a lump sum cash payment in the amount of the applicable Option Consideration described in Section 1.7(c), if any, with respect to such Option; provided, however, that with respect to Options outstanding under the Company’s 2002 Stock Incentive Plan, the Company shall only be obligated to use its reasonable best efforts in complying (or attempting to comply) with this Section 1.7(b). The Company shall use reasonable best efforts to effect the cancellation of Options pursuant to this Section 1.7(b) in a manner that releases any and all rights the Option holders have or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Options.

(c) Each holder of an Option cancelled pursuant to Section 1.7(b) shall receive from the Parent, in respect and in consideration of the release of any and all rights that such holder has or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Option, as soon as practicable following the Effective Time (but in any event not later than three Business Days after the Closing Date), an amount equal to the product of (i) the excess, if any, of (A) the per share Merger Consideration over (B) the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock as to which such Option was exercisable immediately prior to the Effective Time (the “Option Consideration”). In the event that the per share exercise price of any Option is equal to or greater than the per share Merger Consideration, such Option shall be cancelled and have no further force or effect, and the holder of such Option shall not be entitled to any payment with respect to the cancelled Option (except that the Company may contract to pay $0.10 per share of Company Common Stock subject to each Option as consideration for the release of any and all rights that such holder has or may have had to purchase shares of Company Common Stock or other securities upon exercise of such Option in connection with the cancellation of out-of-the-money Options outstanding under the Company’s 2002 Stock Incentive Plan). For avoidance of doubt, no Option Consideration shall be payable with respect to Options granted under the Stock Purchase Plans that are cancelled in accordance with Section 1.7(a).

(d) As soon as reasonably practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Options a notice describing the treatment of and payment for such Options pursuant to this Section 1.7 and providing instructions for use in obtaining payment for such Options, if applicable, and use reasonable best efforts to enter into such agreements with the holders of Options as are necessary to effect the cancellation of the Options as of the Effective Time; provided that no such agreement shall obligate the Company, the Surviving Company or Parent to pay for any such cancelled Option an amount in excess of the applicable Option Consideration for such Option (or, in the case of Options outstanding under the Company’s 2002 Stock Incentive Plan, if greater, an amount in excess of $0.10 per share of Company Common Stock subject to each Option).

(e) Except as expressly provided otherwise in this Section 1.7(e), immediately prior to the Effective Time, all restrictions on each outstanding award of restricted Company Common Stock granted by the Company pursuant to any Stock Incentive Plan (each such share of restricted Company Common Stock, a “Restricted Share”) shall, without any action on the part of the holder thereof, the Company or Parent, lapse at that time, and each such Restricted Share shall become fully vested in each holder thereof at that time, and shall be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions, except that upon vesting the holder may satisfy the applicable withholding Tax obligations by payment by cash or check or by returning to the Surviving Company a sufficient number of shares of Company Common Stock equal in value to that obligation. Notwithstanding, the foregoing, with respect to the Restricted Shares listed in Section 1.7(e) of the Company Schedule, vesting of such Restricted Shares shall be accelerated only to the extent, if any, provided in the award agreement or applicable Stock Incentive Plan pursuant to which such Restricted Shares were originally issued, and the balance of those Restricted Shares shall lapse and be cancelled as of the Effective Time; provided, however, that prior to the Effective Time, the Company may amend the applicable award agreement to provide that immediately prior to the Effective Time the greater of (i) the percentage of such Restricted Shares provided for in the vesting schedule set forth in Section 1(a)(ii) of the applicable award agreement and (ii) 40% of such Restricted Shares shall be accelerated and vest in full at the Effective Time, and such number of Restricted Shares shall be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, each share of Company Common Stock not subject to any restrictions. Prior to the Effective Time, the Company shall take all actions necessary under the Stock Incentive Plans and the award agreements thereunder or otherwise to effectuate this Section 1.7(e).

(f) All outstanding warrants to purchase shares of Company Common Stock (“Warrants”) are held by United Air Lines, Inc. (“United”). At the Effective Time, each Warrant that is then outstanding shall by virtue of the Merger, and without any action on the part of United, be converted into the right to receive an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Warrant was exercisable immediately prior to the Effective Time and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Warrant immediately prior to the Effective Time. The conversion of a Warrant pursuant to this Section 1.7(f) shall be deemed a release of any and all rights that United has or may have had to purchase shares of Company Common Stock upon exercise of such Warrant. Prior to the Effective Time, the Company shall communicate the terms of the conversion set forth in this Section 1.7(f) to United in a written notice. Promptly following the Effective Time, Parent will deliver to the Exchange Agent a notice setting forth the amount to be paid to United pursuant to this Section 1.7(f) and no further action will be required by United. The amounts payable pursuant to Section 1.6(b), Section 1.7(c), Section 1.7(e) and this Section 1.7(f) are, in the aggregate, referred to herein as the “Total Cash Consideration.”

Section 1.8 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which shall not have voted in favor of or consented in writing to this Agreement and shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (a “Dissenting Share”), shall be deemed converted into and to represent the right to receive the Merger Consideration; and the holders of Dissenting Shares, if any, shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such holder or holders (as the case may be) shall forfeit such rights as are granted by Section 262 of the DGCL and each such Dissenting Share shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.9, of such Shares.

(b) The Company shall give Parent prompt notice of any written demands for appraisal of any Company Common Stock and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock, offer to settle or settle any such demands. Any amount payable to any holder of Dissenting Shares exercising appraisal rights shall be paid in accordance with the DGCL solely by the Surviving Company from its own funds.

Section 1.9 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate Zions Bank to act as agent (the “Exchange Agent”) in connection with the Merger and for the payment of the Total Cash Consideration. Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock (including Restricted Shares), Options and Warrants, cash or immediately available funds equal to the Total Cash Consideration. Such funds are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the cash to be issued or paid pursuant to Section 1.6 and Section 1.7 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever (except as otherwise set forth in this Section 1.9). The funds in the Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Company; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank that are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise); and provided, further, that no loss on any investment made pursuant to this Section 1.9 shall affect the Total Cash Consideration payable as set forth herein, and following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company and holders of Options and Warrants in the amount of any such losses.

(b) Promptly after the Effective Time, Parent shall cause the Surviving Company to mail to each person who was, at the Effective Time, a holder of record of (i) an outstanding certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented such holder’s Shares or Restricted Shares or (ii) Shares or Restricted Shares represented by book-entry (the “Book-Entry Shares”) a form of letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which letter shall be in customary form and agreed to by Parent and the Company prior to the Effective Time) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares, as the case may be, shall be entitled to receive in exchange therefor cash in an amount equal to the product of (1) the Merger Consideration and (2) the number of Shares represented by such Certificate or the number of Book-Entry Shares, as the case may be. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Book-Entry Shares, or upon that portion of the Total Cash Consideration to be paid to holders of Options pursuant to Section 1.7(c) or to holders of Warrants pursuant to Section 1.7(f), for the benefit of the holder of such Certificate, Book-Entry Shares, Options or Warrants. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such taxes either have been paid or are not applicable. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Total Cash Consideration. Until surrendered in accordance with this Section 1.9, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration.

(c) At any time following 270 days after the Effective Time, the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any funds in the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates, Book-Entry Shares, Options or Warrants (including all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Company and Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any amounts payable pursuant to the terms hereof.

(d) From and after the Effective Time, there shall be no further registration of transfers of Shares (including Restricted Shares) on the records of the Company. From and after the Effective Time, the holders of Shares (including Restricted Shares), Options or Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, Options or Warrants except as otherwise provided herein or by applicable law.

(e) In the event any Certificates have been lost, stolen or destroyed, the Exchange Agent shall pay to the former holder thereof the Merger Consideration required pursuant to this Section 1.9 in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, that shall include indemnities and the posting of a bond, as reasonably acceptable to Parent, of that fact by the former holder thereof, with such assurances as the Exchange Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the former holder of such lost, stolen or destroyed Certificates.

Section 1.10 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares (including Restricted Shares), Options or Warrants pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be, and are paid over to the appropriate governmental authority in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares, Options or Warrants in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Company or the Exchange Agent, as the case may be.

Section 1.11 No Liability. Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, the Surviving Company or the Exchange Agent (nor any employee, director, officer, stockholder, partner, member, agent, representative or affiliate thereof) shall be liable to any Person with respect to any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent Parties that, except (i) as otherwise set forth in the Company’s Schedules to this Agreement (the “Company Schedule”) or (ii) as reasonably apparent from the publicly available Company SEC Reports filed prior to the date hereof; provided, however, that (A) any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein shall be disregarded and (B) with respect to the financial statements and notes thereto, supplementary historical financial data and selected historical financial data and other presentations of historical financial information contained in the Company SEC Reports, “as reasonably apparent” shall mean as reasonably apparent from the face of such statements, notes, data and presentations, and not from backup materials, work papers, or underlying components of aggregated figures or line items (unless as any such component is, itself, made reasonably apparent in the applicable Company SEC Report):

Section 2.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. The Company (i) has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties or assets owned or leased by it makes such licensing or qualification necessary, except, in the case of (i) or (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

When used in connection with the Company or any Company Subsidiary, the term “Company Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of the Company to perform in all material respects its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change to the extent that it results from (i) changes in the financial, credit or securities markets or general economic, political, regulatory or legislative conditions in the United States or elsewhere in the world, (ii) changes or conditions generally affecting the industries in which the Company or any Company Subsidiary operates, including increases in the price of fuel, (iii) changes in applicable law, rules, regulations, GAAP or the interpretation thereof, (iv) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of the Company or any Company Subsidiary or any adverse change in employee, union, customer, distributor, supplier or similar relationships resulting therefrom, (v) the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the outbreak of a pandemic or other widespread health crisis in North America, (vii) earthquakes, hurricanes, tornados, floods, volcanic eruptions or other natural disasters or acts of God, (viii) any labor strike or organized labor slowdown, disruption or work stoppage, (ix) any failure by the Company or any Company Subsidiary to meet any internal (if made available to Parent) or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (x) any change in the price or trading of the Company Common Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (xi) the failure to take any action as a result of any restrictions or prohibitions set forth in Section 4.1 of this Agreement with respect to which Parent refused to provide, following the Company’s request, a waiver in a timely manner or at all, (xii) compliance with the terms of, or the taking of any action required by, this Agreement, (xiii) any adverse change in any industry analyst’s recommendation with respect to the Company Common Stock (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) or (xiv) any legal proceedings against the Company brought by any current or former securityholder of the Company, on its behalf or on behalf of the Company, arising out of or related to this Agreement or any of the transactions contemplated hereby, except, in the case of clauses (i), (ii), (iii), (v), (vi) and (vii) above, to the extent that such effects materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the regional airline industry (in which case the extent of such material and disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

(b) Each subsidiary of the Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties or assets owned or leased by it makes such licensing or qualification necessary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. A true and complete list of all of the Company’s subsidiaries (including all persons in which the Company, directly or indirectly, owns any interest), including the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock or other equity interests of each such subsidiary owned by the Company and each other Company subsidiary, is set forth in Section 2.1 of the Company Schedule (all such subsidiaries set forth therein, the “Company Subsidiaries,” and each a “Company Subsidiary”). Other than with respect to the Company Subsidiaries set forth on Section 2.1 of the Company Schedule, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, joint venture or other business entity. The term “Company Material Subsidiaries” means each Company Subsidiary designated as such on Section 2.1 of the Company Schedule. The Company Material Subsidiaries are the only Company Subsidiaries that constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X.

Section 2.2 Charter and Bylaws. The Company has heretofore furnished to Parent true and complete copies of the certificate of incorporation and bylaws (and all other similar organizational and governance documents), each as amended to date, of the Company and each of the Company Subsidiaries. All such organizational and governance documents are in full force and effect as of the date of this Agreement.

Section 2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 30, 2010, (i) 17,583,686 shares of Company Common Stock were issued and outstanding (including, for the avoidance of doubt, Restricted Shares), all of which were duly authorized, validly issued, fully paid and non-assessable (other than Restricted Shares), and none of which were issued in violation of any preemptive or similar rights of any securityholder of the Company, (ii) Options to purchase an aggregate of 228,320 shares of Company Common Stock were issued and outstanding (of which 195,916 were exercisable, and all 228,320 of which had an exercise price in excess of the Merger Consideration), and (iii) Warrants to purchase an aggregate of 2,700,000 shares of Company Common Stock were issued and outstanding. The shares of Company Common Stock are listed for trading on the New York Stock Exchange the “NYSE”). The Company has made available to Parent an accurate summary of all outstanding Options and Restricted Shares. As of the date hereof, 100,000 shares of the Company Preferred Stock have been designated Series A Junior Participating Preferred Stock and are reserved for issuance in connection with the Company’s Amended and Restated Rights Agreement dated April 1, 2002, as amended on December 13, 2006, July 25, 2008 and the date hereof (the “Company Rights Plan,” with the rights provided for therein being the “Rights”), and no shares of the Company Preferred Stock are issued and outstanding. As of June 30, 2010, $43.6 million in aggregate principal amount of the Company’s 11.25% convertible secured notes due 2023 (the “Convertible Notes”) were outstanding. From June 30, 2010 to the date of this Agreement, the Company has not issued any shares of capital stock or granted any Options or other rights to purchase shares of capital stock, except for Options granted pursuant to the Company’s 2009 Employee Stock Purchase Plan and Shares and associated Rights issued pursuant to the exercise of Options or Warrants that were granted on or prior to July 1, 2010, and true and correct copies of all plans and forms of grant and issuance agreements related thereto (including for the Options and Restricted Shares) have been made available to Parent. The Company has no obligation, contractual or otherwise, to issue additional Options or Restricted Shares under any Stock Incentive Plan or otherwise after the date hereof. Except as set forth in this Section 2.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except for the outstanding Convertible Notes, which must be redeemed under certain circumstances pursuant to that certain Indenture, dated August 5, 2003, among the Company, as borrower, ExpressJet Airlines, Inc., as guarantor, and Bank of New York Mellon Trust Company, N.A., as successor trustee, as amended by that certain First Supplemental Indenture, dated as of July 30, 2008 (the “Indenture”), there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any Company Subsidiary. All of the issued and outstanding shares of capital stock or equivalent equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable; all such shares of capital stock or equivalent equity interests owned by the Company, directly or through the Company Subsidiaries, are owned free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (other than in favor of the Company or any of the Company Subsidiaries); and no outstanding shares of capital stock or equivalent equity interests of the Company Subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any Company Subsidiary or under any agreement to which the Company or any Company Subsidiary is a party.

(b) Except in connection with redemptions of the Convertible Notes, no event has occurred which would allow for the conversion of any amounts due under such Convertible Notes into shares of Company Common Stock. There are no registration rights or other obligations or agreements, contingent or otherwise, to register the sale or resale of any of the Company’s securities to which the Company is a party or by which it is bound. None of the Company or any Company Subsidiary is a party to, or is bound by, any agreements or understandings with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Other than pursuant to the Indenture, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or of any of the securities of a Company Subsidiary or any other entity.

Section 2.4 Authority; Due Authorization; Binding Agreement; Approval.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and all other documents contemplated hereby and to perform its obligations hereunder and consummate the transactions contemplated hereby, subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the Company stockholders, to the extent required by applicable law.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company (other than, with respect to the Merger, the Company Stockholder Approval and the filing of appropriate merger documents as required by the DGCL), and no other action or approval by the Board of Directors of the Company (the “Company Board of Directors”) or the Company’s stockholders (other than the Company Stockholder Approval) is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) (i) The Company Board of Directors, at a meeting duly called and held (the “Company Board Meeting”), has (A) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders, (B) approved and adopted this Agreement pursuant to the requirements of the DGCL and authorized and approved the consummation of the Merger and the other transactions contemplated by this Agreement, (C) resolved (subject to Section 5.3) to recommend the adoption and approval of this Agreement by the stockholders of the Company and (D) approved an amendment to the Rights Plan which will render the Rights Plan and the Rights inapplicable to the Merger and the other transactions contemplated hereby; and (ii) Goldman, Sachs & Co. (the “Company Financial Advisor”) has delivered to the Company Board of Directors its opinion, dated the date of this Agreement, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement was fair, from a financial point of view, to such holders. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following the execution of this Agreement. The Company has delivered to Parent a true, correct and complete copy of the minutes from the Company Board Meeting.

Section 2.5 No Violation; Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) violate, breach or conflict with the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of limited partnership, agreement of limited partnership or other organizational documents, as applicable, of the Company or any Company Subsidiary; (ii) constitute a breach or violation of, or a default (or an event that, with or without notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority having jurisdiction over the Company or any Company Subsidiary or any of their respective properties or assets (assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that, to the extent required by applicable law, the adoption of this Agreement by the affirmative vote of the Company stockholders is obtained); or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to the agreements and instruments referred to in clause (ii); except (A) in the case of clauses (ii), (iii) and (iv), for any such breaches, violations, defaults or liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (B) in the case of clause (iv), for redemption and any other rights granted to the holders of the Convertible Notes pursuant to the Indenture. For the avoidance of doubt, Parent acknowledges and agrees that the Company and the Company Subsidiaries have numerous contracts containing change of control provisions that would permit a counterparty thereto to terminate such contract (all such contracts that are material being listed in Section 2.5(a) of the Company Schedule), and that the termination of any such contract in connection with the consummation of the Merger shall not constitute a Company Material Adverse Effect.

(b) Except for (i) any application, filing or submission required to be made, or any consent, approval or authorization required to be obtained, under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the U.S. Federal Communications Commission (the “FCC”), and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”) and the U.S. Customs and Border Protection (the “CBP”), (ii) any consent, approval, order, authorization, transfer, waiver, disclaimer, registration, declaration or filing required to be made with or obtained from any other governmental authority that regulates any aspect of airline operations or the airline business, including the environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control, airport communication, agricultural, export/import, immigration and customs aspects, (iii) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (iv) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable U.S. state or federal securities laws and (B) the NYSE, (v) the filing or recordation of merger or other appropriate documents as required by the DGCL or applicable law of other states in which the Company is qualified to do business, (vi) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses, (vii) filings as may be required by any governmental authorities with respect to any matters relating to Taxes and (viii) such other authorizations, consents, approvals, registrations or filings the absence or omission of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no authorization, consent or approval of, or filing or registration with, any governmental authority is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 2.6 Compliance.

(a) Neither the Company nor any Company Subsidiary is in (i) violation of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of limited partnership, agreement of limited partnership or other organizational or governance documents, as applicable, (ii) violation of any applicable law, rule or regulation applicable to it or order, judgment or decree of any governmental authority having jurisdiction over it, including all applicable operating certificates, certificates of airworthiness, air carrier obligations, airworthiness directives, Federal Aviation Regulations and any other rules, regulations, directives, orders and policies of the FAA, DOT, DHS, FCC, CBP and TSA, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax, environmental or labor matters, which are addressed exclusively in Section 2.12, Section 2.14, Section 2.15 and Section 2.16, respectively, or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement, contract or instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of the foregoing clauses (ii) and (iii), for any such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

(b) Except as would not reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, (i) no investigation, inquiry or review by any governmental authority (including, without limitation, the FAA, the DOT or the SEC) with respect to the Company, any Company Subsidiary or the key personnel required by the FAA and the DOT to maintain operating authority or any other FAA certificated personnel thereof is pending or, to the Knowledge of the Company, threatened, nor has any governmental authority indicated to the Company or any Company Subsidiary that it intends to initiate any such investigation, inquiry or review, (ii) none of the Company or the Company Subsidiaries has received any notice or communication of any noncompliance with any laws, rules, regulations, operating certificates, certificates of airworthiness, common carrier obligations or airworthiness directives, (iii) the Company and the Company Subsidiaries have all governmental permits, licenses, franchises, variances, exemptions, easements, certificates, exceptions, orders, takeoff and landing authorizations, clearances and orders, and other governmental authorizations, consents and approvals of any governmental authority, domestic and foreign (each, a “Company Permit”), including all certificates of public convenience and necessity, equivalent exemption authority, route authorities (whether indefinite or of limited duration) and designations issued by the DOT and held by the Company or any Company Subsidiary effective as of the date hereof (collectively, the “DOT Economic Authority”), necessary to conduct their businesses as presently conducted, including its scheduled air transportation service, and (iv) no Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, provided that the consents, approvals and authorizations described in Section 6.1(c) have been obtained. Except as would not reasonably be expected to have a Company Material Adverse Effect, no material change is required in the Company’s or any of the Company Subsidiaries’ processes, properties or procedures in connection with any applicable laws, rules or regulations.

Section 2.7 Filings; Financial Statements.

(a) The Company has filed all reports, schedules, forms, registration statements and other documents, together with any amendments and exhibits to the foregoing, required to be filed by it with the FAA, the DOT and the SEC since January 1, 2009 (such documents filed with the SEC, collectively, the “Company SEC Reports”), except for any failures to file any such document that, individually or in the aggregate, are not material. As of their respective dates, (i) the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except in each case that Company SEC Reports filed on a later date (but before the date hereof) shall be deemed to modify earlier filed Company SEC Reports, as applicable. No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act.

(b) The historical financial statements of the Company, together with the related schedules and notes thereto, included in or incorporated by reference into the Company SEC Reports presented fairly in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries at the dates indicated, and the consolidated results of operations and consolidated cash flows of the Company and its consolidated Company Subsidiaries for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including in the notes thereto); and such historical financial statements have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as noted therein and except, in the case of financial statements included with quarterly reports on Form 10-Q, as permitted by the applicable rules and regulations under the Securities Act and the Exchange Act. The balance sheet of the Company contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 30, 2010 is hereinafter referred to as the “Company Balance Sheet.”

Section 2.8 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. To the Knowledge of the Company, it has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since January 1, 2007, to the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has a significant deficiency or material weakness that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data. The Company has provided to Parent a summary of the disclosure made by management to the Company’s auditors and its audit committee since January 1, 2007 and any material communication made by management or the

Company’s auditors to the audit committee required or contemplated by the SEC, the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board since January 1, 2007. The Company has provided to Parent a summary of all material complaints or concerns, if any, relating to other matters made through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of laws, rules or regulations.

(c) The Company has been, since the various dates the respective provisions thereof were adopted and became applicable to the Company, in compliance in all material respects with the Sarbanes-Oxley Act.

(d) The Company’s auditor, KPMG LLP, delivered a letter, dated February 26, 2010, to the Audit Committee of the Company Board of Directors stating that they were independent accountants as of such date with respect to the Company under all relevant professional and regulatory standards, and the Company has no Knowledge of any facts arising since such date that would result in the auditor being no longer considered independent with respect to the Company or the Company Subsidiaries.

Section 2.9 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Reports filed not less than two (2) business days prior to the date hereof, (b) for liabilities and obligations arising under this Agreement and transactions contemplated or permitted by this Agreement, and (c) for liabilities incurred since March 31, 2010 in the ordinary course of business and consistent with past practices, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, required by GAAP to be set forth on a consolidated balance sheet of the Company that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.10 Absence of Certain Changes or Events. From January 1, 2010 until the date of this Agreement, except as contemplated by this Agreement and except for any redemption of Convertible Notes pursuant to the Indenture, the Company has conducted its businesses only in the ordinary course consistent with past practices, and there has not been any (a) event that has had, individually or in the aggregate with all such other events, a Company Material Adverse Effect, (b) change by the Company in its accounting methods, principles or practices materially affecting the consolidated assets, liabilities, results of operations or Taxes of the Company and its consolidated Company Subsidiaries, except insofar as may have been required by a change in GAAP or the rules and regulations of the SEC, (c) change in an existing election with respect to Taxes, (d) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition for value of any of its capital stock, (e) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practices not exceeding $1,000,000 in the aggregate, (f) creation or assumption by the Company or any Company Subsidiary of any material lien, encumbrance or charge on, or sale, assignment or other transfer of, any material amount of their respective tangible or intangible assets, (g) purchase or other acquisition of, or commitment for, any amount of tangible or intangible assets outside of the ordinary course of business and for more than $750,000 in the aggregate, (h) (1) grant of any severance or termination pay to any employee of the Company or any Company Subsidiary except in accordance with existing contractual arrangements or severance or termination pay policies, (2) entry into, or amendment of, any employment, deferred compensation, severance or other similar plan or agreement with any employee, director or consultant of the Company or any Company Subsidiary, (3) change in benefits payable under existing severance or termination pay policies of the Company or any Company Subsidiary or employment agreements to which any employee of the Company or any

Company Subsidiary is a party, or (4) change in compensation, bonus or other benefits payable to any employee, director or consultant of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practices, (i) commencement or notice or threat of commencement of any litigation, proceeding, investigation or inquiry against, or investigation by any governmental authority of, the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect, or any settlement of any such matter by the Company or any Company Subsidiary outside of the ordinary course, or (j) dispute or disagreement between the Company or any Company Subsidiary, on the one hand, and any material vendor of products or services to the Company or any Company Subsidiary, on the other hand, that would reasonably be expected to have a Company Material Adverse Effect.

Section 2.11 Litigation. Except with respect to Tax matters or Environmental Laws, which are addressed exclusively in Section 2.14 and Section 2.15, respectively, there is no action, suit, claim, proceeding, administrative charge, governmental investigation, judgment, injunction, stay, order or decree, either at law or in equity, before or by any court, administrative agency or governmental authority now pending or existing, or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiaries has Knowledge of any facts or circumstances which would be likely to result in any adverse action, suit, claim, proceeding, governmental investigation, judgment, injunction, stay, order, decree, either at law or in equity, against the Company or any Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect and that has not been described in the Company SEC Reports.

Section 2.12 Employee Benefit Plans. Subject to Section 2.12(j):

(a) Except as provided in Section 2.12(a) of the Company Schedule sets forth a list of all Company Benefit Plans. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “fringe benefit plan” within the meaning of Section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), any other plan, arrangement (whether written or oral), employment agreement or commitment (other than consulting agreements that are terminable upon 90 days’ (or fewer) notice) providing for compensation or other benefits to any current or former member of the board of directors (or other governing body), officer, employee, or consultant of the Company or any Company Subsidiary (collectively, the “Company Group”) maintained or sponsored by any entity that is a member of the Company Group since January 1, 2007 or under which any member of the Company Group has any liability or obligation, whether actual or contingent, including insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits, deferred compensation, severance benefits or payments, relocation benefits, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance.

(b) True and complete copies of each of the following documents have been delivered by the Company to Parent: (i) each written Company Benefit Plan and all amendments thereto; (ii) all trusts, annuity contracts, insurance contracts or policies or voluntary employees’ beneficiary associations as defined in Section 501(c)(9) of the Code, or other funding instruments relating to the Company Benefit Plans; (iii) the most recent determination or opinion letter issued by the Internal Revenue Service (the “IRS”) with respect to each applicable Company Benefit Plan; (iv) all rulings, determination letters, no-action letters or advisory opinions from the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”), or any other governmental authority that pertain to each Company Benefit Plan and any open requests therefor; (v) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports for the current year and each of the three preceding years filed with any government agency with respect to the Company Benefit Plans; and (vi) all collective bargaining agreements, memoranda of understanding or letters of agreement and amendments pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company or any Company Subsidiary or any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with any Company Entity under Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”), and all collective bargaining agreements, memoranda of understanding or letters of agreement and amendments pursuant to which contributions are being made or obligations are owed by such entities.

(c) None of the Company, any Company ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Benefit Plan subject to Title IV of ERISA, except for a small group of employees who continued to participate in the Continental Airlines Retirement Plan (“CARP”), a defined benefit plan. No Company employees were active participants in CARP after February 2007, although Company employees who had participated in CARP retained a continuing interest in accordance with the terms of CARP. Neither the Company nor any Company Subsidiary has any continuing liability or obligation, whether actual or contingent, with respect to CARP.

(d) None of the Company Entities, nor any Company ERISA Affiliate or any predecessor thereof contributes to, or has in the past five years contributed to, any “multiemployer plan” (as defined by Section 3(37) of ERISA).

(e) Each Company Benefit Plan and each related trust agreement, annuity contract, voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or other funding instrument that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code is, to the Company’s Knowledge, so qualified.

(f) Except as would not reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, each Company Benefit Plan has been operated in compliance with its terms and its plan documents and has complied with, and is not in violation of, any laws, rules, regulations, orders, judgments and decrees that are applicable to such Company Benefit Plan, including ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the Code. As of June 30, 2010, the Company Entities had made all material contributions and payments required to be made by them with respect to each Company Benefit Plan, or adequate accruals therefor have been provided for and are reflected in the Company SEC Reports. Neither the Company nor, to the Company’s Knowledge, any Company Subsidiary has any liability or has knowledge of any facts or circumstances that might give rise to any material liability to any governmental authority or other person with respect to a Company Benefit Plan, and the transactions contemplated hereby will not result in any such liability. All notices required by ERISA or the Code or any other state, federal of foreign law or any ruling or regulation of any state, federal or foreign administrative agency with respect to the Company Benefit Plans, including, but not limited to, the summary annual reports required under Section 104(b) of ERISA and 29 CFR section 2520.104b-10, have been appropriately furnished.

(g) No Company Entity nor any Company Benefit Plan has any present or future obligation to make any payment to, or with respect to, any present or former employee of any Company Entity pursuant to any retiree or other post-employment medical benefit plan or other retiree or post-employment welfare plan, other than continued medical and dental coverage that is required to be available under Section 4980B of the Code or Sections 601-608 of ERISA.

(h) Except for routine claims for benefits, there is no material pending or, to the Knowledge of the Company, threatened litigation, claim, administrative proceeding, or investigation relating to any Company Benefit Plan, nor, to the Knowledge of the Company, is there any basis for any such litigation, claim, administrative proceeding, or investigation.

(i) Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will, except as contemplated pursuant to the terms of this Agreement, result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including the acceleration of the accrual or vesting of any benefits under any Company Benefit Plan or the acceleration or creation of any rights under any severance, parachute, or change in control agreement). There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code (relating to excess parachute payments) nor that could cause the loss of a deduction under Section 280G of the Code.

(j) No Options provide for a deferral of compensation subject to Section 409A of the Code and each Option was granted with an exercise price equal to at least 100% of the fair market value of the underlying Shares on the date the Option was granted based upon a reasonable valuation method. Each Company Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code complies in all material respects with the requirements of Code Section 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder.

Section 2.13 Aircraft.

(a) Section 2.13(a)(i) of the Company Schedule sets forth a true and complete list of all aircraft (together with attached engines) owned, leased or subleased by the Company or any Company Subsidiary as of June 30, 2010 (collectively, the “Company Aircraft”), including a description of the type and manufacturer serial number of each such aircraft. Section 2.13(a)(i) of the Company Schedule further sets forth all engines not otherwise associated with Company Aircraft owned, leased or subleased by the Company or any Company Subsidiary as of June 30, 2010 (collectively, the “Company Engines”), including a description of the type and manufacturer serial number of each such Company Engine. All Company Aircraft and leased or subleased Company Engines are leased or subleased by the Company or a Company Subsidiary from Continental Airlines, Inc. (“Continental”) or RRPF Engine Leasing (US) LLC. Except as identified on Section 2.13(a)(i) of the Company Schedule, none of the Company Aircraft or Company Engines is leased, subleased or otherwise operated or used by any third party. Section 2.13(a)(i) of the Company Schedule further identifies the Company Aircraft being operated as of the date hereof (A) pursuant to the Company’s charter flying operations, (B) in connection with that certain United Express Agreement, effective as of December 1, 2009, among ExpressJet Airlines, Inc. and United, as amended (the “United Express Agreement”), and (C) in connection with the Company’s capacity purchase agreement with Continental (the “Continental CPA”). Section 2.13(a)(ii) of the Company Schedule sets forth a true and complete list, as of the date of this Agreement, of all Company contracts or agreements (other than existing aircraft and engine leases or subleases) pursuant to which the Company or any Company Subsidiary has a binding obligation to lease aircraft or engines, including the manufacturer and model of all aircraft or engines subject to such contract (if available) and the nature of the lease obligation. Section 2.13(a)(ii) of the Company Schedule further sets forth a true and complete list, as of the date of this Agreement, of all Company contracts or agreements relating to Company Aircraft or Company Engines leased or subleased to any third party. Except as identified in writing by the Company prior to the date of this Agreement, the Company has delivered or made available to the Parent redacted (as to pricing and other commercially sensitive terms) copies of all contracts listed on Section 2.13(a)(ii) of the Company Schedule, including all amendments, modifications and supplements thereto.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) as of the date hereof, (A) 244 of the Company Aircraft are being operated by the Company pursuant to, and in compliance with the terms of, leases or sub-leases, as applicable, with Continental, and (B) the remaining Company Aircraft are not operating and are being maintained in accordance with the provisions related to maintenance storage under the Continental CPA;

(ii) other than any grounded Company Aircraft, each Company Aircraft’s structure, systems and components are functioning in accordance with their respective intended uses as set forth in any applicable FAA-approved maintenance program (or are in the process of repair or maintenance), including any applicable manuals, technical standard orders or parts manufacturing approval certificates, and all grounded Company Aircraft are being stored in accordance with any applicable FAA-approved maintenance program;

(iii) all deferred maintenance items and temporary repairs with respect to each such Company Aircraft have been or will be made materially in accordance with any applicable FAA-approved maintenance programs;

(iv) each Company Aircraft is properly registered on the FAA aircraft registry;

(v) neither the Company nor any Company Subsidiary is a party to any interchange or pooling agreements with respect to its Company Aircraft, other than parts pooling agreements in the ordinary course of business; and

(vi) neither the Company nor any Company Subsidiary has retained any maintenance obligations with respect to any Company Aircraft that has been leased by the Company or any Company Subsidiary to a third-party lessee.

Section 2.14 Taxes.

(a) Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes (as defined below), except for any failures to file that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such Returns were complete and correct. Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely paid all Taxes due and payable by it (whether or not such Taxes were shown as due on any Return), except for those Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and are accurately reflected on the Company Balance Sheet, and except for any failures to timely pay Taxes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no liens for Taxes upon any of the Company’s or any of the Company Subsidiaries’ assets, other than liens for Taxes that are not yet due and payable, liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have collected all sales, use, excise, employment or other Taxes required to be collected and remitted or will remit the same to the appropriate governmental authority within the prescribed time periods, except for any failures to collect or remit such Taxes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has timely withheld and paid all Taxes required to be withheld or paid by it with respect to any of its employees, former employees, directors, officers, residents and non-residents or third parties, except for any failures to withhold or pay Taxes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any of the Company Subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet (aside from any reserve for deferred Taxes established to reflect timing differences between book and tax income) in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and the Company Subsidiaries in the ordinary course, and except for any such liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Section 2.14(d) of the Company Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company’s most recent financial statements (or the notes thereto) included in the Company SEC Reports. No audits or other administrative proceedings or court proceedings are presently pending with regard to any federal income Taxes for which the Company or any Company Subsidiary would be liable, and no deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary with respect to any period.

(e) Section 2.14(e) of the Company Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the IRS or otherwise closed. Except for the returns not yet closed, neither the Company nor any Company Subsidiary has executed or entered into with the IRS or any governmental authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which the Company or any Company Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary (i) is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement, (ii) within the last six years has been a member of a group filing a consolidated federal income Return or a combined, consolidated, unitary or other affiliated group Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), (iii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise or (iv) has agreed or is obligated to indemnify, reimburse or make any gross-up payment to any person for Taxes payable under Sections 409A or 4999 of the Code.

(g) The Company has not been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law) (i) occurring during the two-year period ending on the date hereof, or (ii) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date, except for any such inclusions or exclusions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) Neither the Company nor any Company Subsidiary has participated in any transaction that is, or is substantially similar to, a “listed transaction” or other “reportable transaction” within the meaning of Code Section 6707A or Treasury Regulation Section 1.6011-4.

(j) No claim has been made to the Company or any Company Subsidiary by a governmental authority in a jurisdiction where the Company or Company Subsidiary does not file Returns that any of them is or may be subject to Tax in that jurisdiction, except for any such claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action, suit, claim, proceeding, administrative charge, governmental investigation, judgment, injunction, stay, order or decree, either at law or in equity, before or by any court, administrative agency or governmental authority now pending or existing or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to Taxes, except for any such actions, suits, claims, proceedings, administrative charges, governmental investigations, judgments, injunctions, stays, orders or decrees that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(k) The Company and each of the Company Subsidiaries has complied with all, and is not in violation of any, laws, rules, regulations, orders, judgments or decrees that are applicable to any such entity with respect to any Taxes, except for any failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

(l) No “ownership change” within the meaning of Section 382(g) of the Code has occurred with respect to the Company during the period commencing April 24, 2002 and ending on July 31, 2008, and the Company has accurately reported on its federal income tax returns the occurrence and effects of any “ownership changes” within the meaning of Section 382(g) of the Code occurring with respect to the Company between April 23, 2002 and August 2, 2008.

For purposes of this Agreement, “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.15 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries is in compliance with all, has conducted its businesses in accordance with all, and is not in violation of any applicable federal, state and local laws (including common law), ordinances, rules, regulations, orders, judgments and decrees providing for the protection of human health or the environment including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., as amended, and any other any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof (collectively, the “Environmental Laws”), except for any such instances of noncompliance, failures with respect to such conduct of their businesses or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any applicable law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls. Hazardous Substance includes any substance to which exposure is regulated by any governmental authority or under any Environmental Law.

(b) Each of the Company and the Company Subsidiaries has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) There are no pending or threatened claims, suits, demands, actions, administrative proceedings or charges, lawsuits or investigations against the Company or the Company Subsidiaries asserting or relating to non-compliance with or liability under any Environmental Laws, except (i) for any such matters that individually or in the aggregate do not assert claims or liabilities in excess of $1 million, and (ii) for any such matters filed after the date of this Agreement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No judgment, injunction, stay, order or decree, either at law or in equity, before or by any court, administrative agency or governmental authority is now pending or existing or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to any violation of, or non-compliance with, any Environmental Laws, except for any such judgments, injunctions, stays, orders or decrees that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) There has been no release of any Hazardous Substance by the Company or by any Company Subsidiary, or from any off-site locations due to arrangements for disposal at such off-site locations made by the Company or any Company Subsidiary, or from any properties owned by the Company or any Company Subsidiary, or as a result of any operations or activities of the Company or any Company Subsidiary, in any manner or for which the Company or any Company Subsidiary would be responsible that would reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company makes no representation in this Agreement regarding any compliance or failure to comply with, any actual or contingent liability under, or any claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law, except as set forth in this Section 2.15.

Section 2.16 Labor Matters. Section 2.16 of the Company Schedule sets forth a true and complete list of the collective bargaining agreements, memoranda of understanding, letters of agreement and amendments or other modifications thereto or other labor union contracts applicable to any domestic employees of the Company or the Company Subsidiaries as of the date hereof. As of the date hereof, there is no strike, work stoppage or lockout by or with respect to any employee of the Company or the Company Subsidiaries, except for any such strikes, work stoppages or lockouts that, individually or in the aggregate, would not reasonably be expected to be material. As of the date hereof, (a) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of the Company or any Company Subsidiary and (b) there are no written grievances or written complaints outstanding or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary under any such contract, except for any such breaches, failures to comply, grievances or complaints that, individually or in the aggregate, would not reasonably be expected to be material. The Company has made available to Parent and its representatives true and complete copies of all contracts set forth in Section 2.16 of the Company Schedule, including all amendments applicable to such contracts. In addition, the Company represents that with regard to any current Section 6 negotiations, that no negotiations are in mediation sponsored by the National Mediation Board and that no group has been released to a cooling off period.

Each of the Company and the Company Subsidiaries has complied with all, and is not in violation of any, laws, rules, regulations, orders, judgments and decrees that are applicable to any such entity with respect to labor and collective bargaining, except for any such failures to comply or violations that would not, individually or in the aggregate, reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

Section 2.17 Interested-Party Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between the Company or any Company Subsidiary, on the one hand, and any of the Company’s affiliates (other than wholly owned Company Subsidiaries), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

Section 2.18 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Material Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property (as defined below). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging any infringement or other violation by the Company or any Company Subsidiary of the intellectual property rights of any person or relating to the ownership, validity or use of any Intellectual Property, (b) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe or otherwise violate any intellectual property rights of any person, (c) neither the Company nor any Company Subsidiary has made any claim of an infringement or other violation by any other person of its rights to or in connection with the Intellectual Property, (d) to the Knowledge of the Company, no person is infringing any Intellectual Property and (e) the Company and the Company Subsidiaries have made reasonable efforts to protect their ownership of, and other interests in, the Intellectual Property.

As used herein, “Intellectual Property” means all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information used in the businesses of the Company and the Company Subsidiaries as currently conducted.

Section 2.19 Material Contracts.

(a) As of the date of this Agreement, except for (i) this Agreement, (ii) the Company Benefit Plans or (iii) contracts filed as an exhibit to or incorporated by reference in any Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by any contract (whether written or oral) that:

(A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) to the Knowledge of the Company, materially restricts the conduct by the Company of any material line of its business, other than the collective bargaining agreements and other contracts set forth in Section 2.16 of the Company Schedule;

(C) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment relating to indebtedness with an outstanding principal amount in excess of $10 million individually, other than (1) those between the Company and the Company Subsidiaries and (2) debt or mortgages permitted under the terms of the Indenture;

(D) creates a partnership, joint venture, business alliance (excluding information technology contracts), code sharing, capacity purchase, pro-rate, frequent flier or similar arrangement with respect to any significant portion of the business of the Company and the Company Subsidiaries taken as a whole; or

(E) is a settlement or similar agreement with any governmental authority or order or consent of a governmental authority to which the Company or any Company Subsidiary is subject involving future performance by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries taken as a whole.

All contracts of the type described in this Section 2.19(a) are referred to herein as the “Company Material Contracts.” The Company has made available to Parent a true, complete and accurate copy of each of the Company Material Contracts, including all amendments, modifications, extensions, renewals, guarantees or other contracts, agreements or arrangements relating thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws, rules and regulations or contractual provisions governing the sharing of information.

(b) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto, as applicable, and in full force and effect, (ii) each of the Company and the Company Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any Company Subsidiary has Knowledge of, or has received written notice of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, would constitute, a material default or breach on the part of the Company or any Company Subsidiary or their counterparties under any such Company Material Contract.

(c) Other than as a result of the expiration or termination of any Key Contracts in accordance with their terms and except as would not, individually or in the aggregate, reasonably be expected to have an effect that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, with respect to each of the contracts or agreements set forth on Section 2.19(c) of the Company Schedule (such contracts or agreements, the “Key Contracts”), (i) each Key Contract is valid and binding on the Company and any Company Subsidiary that is a party thereto, as applicable, and in full force and effect, (ii) each of the Company and the Company Subsidiaries has, in all material respects, performed the obligations required to be performed by it to date under each Key Contract, and (iii) neither the Company nor any Company Subsidiary has Knowledge of, or has received written notice of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, would constitute, a material default or material breach on the part of the Company or any Company Subsidiary or their counterparties under any such Key Contract.

Section 2.20 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain insurance with financially responsible insurance companies in such amounts and covering such losses as is customary in the industries in which they operate as of the date hereof. Section 2.20 of the Company Schedule sets forth a schedule of the Company’s and the Company Subsidiaries’ directors and officers liability insurance and primary and excess casualty insurance policies, including each “all risk” and hull policy, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and workers’ compensation, in effect as of the date hereof. Since January 1, 2007, no insurer of the Company or any Company Subsidiary has (a) cancelled or invalidated any insurance policy of the Company or any Company Subsidiary or (b) refused any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid in a timely manner. The Company and the Company Subsidiaries have complied in all material respects with each such insurance policy. None of such insurance policies will be affected by, terminate or lapse by reason of, this Agreement or any of the transactions contemplated hereby.

Section 2.21 Brokers; Transaction Fees. No broker, finder or investment banker (other than the Company Financial Advisor and Seabury Advisors LLC and its FINRA broker-dealer affiliate, Seabury Securities LLC, and one or more of their affiliates (collectively, “Seabury”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 2.21 of the Company Schedule contains the Company’s good faith estimate as of the date of this Agreement of all fees, expenses or commissions that will be paid or will be payable by the Company, any Company Subsidiary or any of their respective affiliates to the Company Financial Advisor or Seabury for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby.

Section 2.22 Takeover Provisions. The Company Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on business combinations set forth in any applicable anti-takeover laws of any state inapplicable to this Agreement and the transactions contemplated hereby.

Section 2.23 Rights Agreement. The Company has taken all requisite corporate action, if any, necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not require the Rights under the Company Rights Plan to separate from the Shares to which they are attached or to be triggered or become exercisable, including all action necessary to (i) render the Company Rights Plan and the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, and (ii) ensure that solely as a result of the entry into this Agreement and the consummation of the transactions contemplated hereby, (A) neither Parent, Merger Sub nor any of their controlled Affiliates will become an “Acquiring Person” (as defined in the Company Rights Agreement), and (B) none of a “Distribution Date,” “Shares Acquisition Date” or “Section 13 Trigger Date” (each as defined in the Company Rights Agreement) shall occur.

Section 2.24 Certain Business Practices. None of the Company, any Company Subsidiary or any of the directors, officers, employees or any other person authorized to act on behalf of the Company or any Company Subsidiary has used any funds for unlawful gifts, contributions, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any foreign or domestic governmental authority or government officials or employees or to foreign or domestic political parties or campaigns, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any foreign or domestic government official or employee.

Section 2.25 Owned and Leased Properties and Assets.

(a) Section 2.25(a) of the Company Schedule sets forth a complete and accurate list, including the location of all such premises, as of the date hereof of all real property owned by the Company or any Company Subsidiary and all real property leased, subleased or licensed by the Company or any Company Subsidiary as lessor, lessee, sublessor, sublessee, licensor or licensee and for which annual rent or lease payments exceed $500,000 and such payments are not pass-through expenses under the Continental CPA or the United Express Agreement (such properties that are not owned, the “Company Property Leases”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Property Leases is in full force and effect and (ii) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company or any Company Subsidiary, any other party to any Company Property Lease is in default or breach under any Company Property Lease. Neither the Company nor any Company Subsidiary leases, subleases or licenses any real property to any person other than the Company or a Company Subsidiary.

(b) Each of the Company and the Company Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible assets and properties, except (i) for such tangible assets and properties as are disposed in the ordinary course of business, (ii) for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (iii) to the extent that any of such assets or properties is pledged as security for the Convertible Notes or pursuant to the secured loan agreements with Export Development Canada. All such material tangible assets and properties, other than assets and properties in which the Company or a Company Subsidiary has a leasehold interest, are free and clear of all liens, encumbrances, charges or other restrictions except for (i) Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (ii) assessments and other governmental charges or of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) those incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) those that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (v) pledges as security for the Convertible Notes or pursuant to the secured loan agreements with Export Development Canada.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except (i) as otherwise set forth in the Parent Parties’ Schedules to this Agreement (the “Parent Schedule”) or (ii) as reasonably apparent from the publicly available reports, schedules, forms, registration statements and other documents, together with any amendments and exhibits to the foregoing, required to be filed by Parent with the SEC prior to the date hereof (the “Parent SEC Reports”); provided, however, that (A) any forward-looking statements or any statements of a cautionary nature that are not historical facts included therein shall be disregarded and (B) with respect to the financial statements and notes thereto, supplementary historical financial data and selected historical financial data and other presentations of historical financial information contained in the Parent SEC Reports, “as reasonably apparent” shall mean as reasonably apparent from the face of such statements, notes, data and presentations, and not from backup materials, work papers, or underlying components of aggregated figures or line items (unless as any such component is, itself, made reasonably apparent in the applicable Parent SEC Report):

Section 3.1 Organization and Qualification. Parent is a corporation duly incorporated and validly existing in good standing under the laws of the State of Utah, and Merger Sub is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

Section 3.2 Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and all other documents contemplated hereby and to perform its obligations hereunder and consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Merger Sub (other than, with respect to the Merger, the adoption of this Agreement, following its execution, by Parent as the sole stockholder of Merger Sub (which shall occur promptly after execution), and the filing of appropriate merger documents as required by the DGCL).

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) The board of directors of Parent, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent’s stockholders and (ii) approved this Agreement. Parent has delivered to the Company a true, correct and complete copy of the minutes from such meeting.

Section 3.3 No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate, breach or conflict with the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, certificate of limited partnership, agreement of limited partnership or other organizational documents, as applicable, of Parent, Merger Sub or any of their respective subsidiaries; (ii) constitute a breach or violation of, or a default (or an event that, with or without notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent, Merger Sub or any of their respective subsidiaries is a party or by which any of them or any of their respective properties or assets is bound; or (iii) violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental authority having jurisdiction over Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties or assets (assuming that the consents and approvals referred to in Section 3.3(b) are duly and timely made or obtained); except, in the case of clauses (ii) and (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

When used in connection with Parent, Merger Sub or any of their respective subsidiaries, the term “Parent Material Adverse Effect” means any effect, event or change that is materially adverse to the business, assets, financial condition or results of operations of Parent and its subsidiaries taken as a whole or that prevents or materially impedes or delays the ability of Parent or Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except, in each case, for any such effect, event or change to the extent that it results from (i) changes in the financial, credit or securities markets or general economic, political, regulatory or legislative conditions in the United States or elsewhere in the world, (ii) changes or conditions generally affecting the industries in which Parent or any of its subsidiaries operates, including increases in the price of fuel, (iii) changes in applicable law, rules, regulations, GAAP or the interpretation thereof, (iv) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the loss or departure of officers or other employees of Parent or any of its subsidiaries or any adverse change in employee, union, customer, distributor, supplier or similar relationships resulting therefrom, (v) the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the outbreak of a pandemic or other widespread health crisis in North America, (vii) earthquakes, hurricanes, tornados, floods, volcanic eruptions or other natural disasters or acts of God, (viii) any labor strike or organized labor slowdown, disruption or work stoppage, (ix) any failure by Parent or any of its subsidiaries to meet any internal (if made available to the Company) or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (x) any change in the price or trading of Parent’s common stock on the Nasdaq Stock Market (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (xi) compliance with the terms of, or the taking of any action required by, this Agreement, (xii) any adverse change in any industry analyst’s recommendation with respect to Parent’s common stock (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (xiii) any legal proceedings against Parent brought by any current or former securityholder of Parent, on its behalf or on behalf of Parent, arising out of or related to this Agreement or any of the transactions contemplated hereby, except, in the case of clauses (i), (ii), (iii), (v), (vi) and (vii) above, to the extent that such effects materially and disproportionately affect Parent and its Subsidiaries, taken as a whole, relative to other participants in the regional airline industry (in which case the extent of such material and disproportionate effect may be taken into account in determining whether there has been a Parent Material Adverse Effect).

(b) Except for (i) any application, filing or submission required to be made, or any consent, approval or authorization required to be obtained, under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC, the DHS or the TSA, (ii) any consent, approval, order, authorization, transfer, waiver, disclaimer, registration, declaration or filing required to be made with or obtained from any other governmental authority that regulates any aspect of airline operations or the airline business, including the environmental (e.g., noise, air emissions and water quality), aircraft, air traffic control, airport communication, agricultural, export/import, immigration and customs aspects, (iii) compliance with applicable requirements of the HSR Act and any other applicable law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (iv) compliance with any applicable requirements of (A) the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (B) the Nasdaq Stock Market, (v) the filing or recordation of merger or other appropriate documents as required by the DGCL or applicable law of other states in which Parent or Merger Sub is qualified to do business, (vi) any governmental authorizations, consents, approvals or filings necessary for transfers of permits and licenses, (vii) filings as may be required by any governmental authorities with respect to any matters relating to Taxes and (viii) such other authorizations, consents, approvals, registrations or filings the absence or omission of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no authorization, consent or approval of, or filing or registration with, any governmental authority is required to be obtained or made by Parent, Merger Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the transactions contemplated hereby.

Section 3.4 Brokers. No broker, finder or investment banker (other than Raymond James & Associates, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.5 Financing. Parent has, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, to pay in full the Total Cash Consideration and to pay all related fees and expenses of Parent, Merger Sub and their respective representatives.

Section 3.6 Solvency; Surviving Company After the Merger. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they become absolute and matured.

Section 3.7 No Vote Required. No vote of the holders or any class or series of Parent capital stock is necessary in connection with the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PENDING THE EFFECTIVE TIME

Section 4.1 Conduct of the Company. The Company covenants and agrees that, except as permitted by Section 5.3, between the date of this Agreement and the Effective Time, it shall not, and shall not permit the Company Subsidiaries to, take or fail to take any action, which actions or failures to take action, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Company further covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or as set forth in Section 4.1 of the Company Schedule or (iii) for transactions between or among the Company and the Company Subsidiaries:

(a) the respective businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practices, in each case in all material respects, and the Company and the Company Subsidiaries shall use reasonable best efforts to preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, distributors, customers and others having business relationships with them, in each case in the ordinary course of business, and to keep available the services of their current key officers and employees. It is understood and agreed that notwithstanding the limitations set forth in Section 4.1(b), “in the ordinary course and in a manner consistent with past practices” shall include the Company’s or any of the Company Subsidiary’s (i) participation in competitive bidding processes, and entry into transactions, with respect to any Embraer 145 aircraft, (ii) renewal of existing ground handling agreements as they expire, and participation in competitive bidding processes with respect to, and entry into, new ground handling agreements, and (iii) renewal of existing, or entry into new, aircraft charter or ACMI agreements so long as the Company’s total charter fleet is limited to an average of six aircraft on a calendar-year basis. The Company shall consult with Parent prior to entering into or renewing any agreement that will result in more than $500,000 in expenses per year. The Company shall, and shall cause the Company Subsidiaries to, (A) maintain their books, accounts and records in a manner materially consistent with prior practice, (B) comply in all material respects with all laws, ordinances and regulations of governmental authorities applicable to the Company and the Company Subsidiaries, (C) maintain and keep in all material respects its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, (D) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound; (E) maintain or cause to be maintained the Company Aircraft and Company Engines in accordance, in all material respects, with the requirements of all applicable airworthiness directives and applicable laws, rules and regulations and in accordance, in all material respects, with the FAA-approved maintenance program for the Company and the Company Subsidiaries; and (F) maintain those certain 26 Embraer 135s (which the Company is maintaining for Continental) according to the terms and provisions of the Continental CPA; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed in Section 4.1(b) below shall be deemed to be a breach of this paragraph (a) unless such action would constitute a breach of such other provision; and

(b) without limiting the generality of the foregoing Section 4.1(a), the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following prior to Closing:

(i) amend or otherwise change its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective organizational documents, except (A) to the extent required to comply with applicable law or (B) for any amendment to the Company Rights Plan or to the terms of the Company’s Series A Junior Participating Preferred Stock made in connection with actions permitted or properly taken pursuant to Section 5.3;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class of the Company or any Company Subsidiary, except in accordance with the terms of Options or other securities outstanding on the date hereof or the Company Rights Plan;

(iii)(A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(iv) enter into any new line of business or acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (A) pursuant to existing contracts or commitments, (B) in the ordinary course of business or (C) pursuant to any capital budget for 2010 provided to Parent prior to the date hereof;

(v) sell, lease, assign, pledge, encumber, dispose of or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (A) pursuant to existing contracts or commitments or (B) in the ordinary course of business;

(vi) make any material loans, advances or capital contributions to, or investments in, any other person, other than (A) in connection with actions permitted by the foregoing clause (iv) or (B) in the ordinary course of business;

(vii) incur any indebtedness for borrowed money or guarantees thereof, other than any indebtedness or guarantee incurred in the ordinary course of business;

(viii) except as required by law, required under existing contractual commitments or pursuant to Section 1.7, and except for actions involving non-executive employees in the ordinary course of business consistent with past practices, take any action to (A) adopt, enter into, or amend any employment agreement (whether at will or otherwise), severance, change in control, bonus, retirement, retention, welfare, incentive or similar agreement, arrangement or other Company Benefit Plan for the benefit or welfare of any current, prospective or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Options or Restricted Share awards, (D) grant any equity-based awards under any Company Benefit Plan or arrangement, including the grant of Options, stock appreciation rights, stock-based or stock-related awards, performance units or Restricted Shares, or remove existing restrictions in any Company Benefit Plans or agreements or awards made thereunder, or (E) create any bonus plan or grant any bonuses in connection with the transactions contemplated by this Agreement;

(ix) waive, release, assign, settle or compromise any claim, action or proceeding, or otherwise pay, discharge or satisfy any claims, liabilities or obligations, other than waivers, releases, assignments, settlements, compromises, payments, discharges or satisfactions (A) involving an amount equal to or less than the amount reserved for such claim, action, proceeding, liability or obligation in the financial statements contained in the Company SEC Reports, (B) made in the ordinary course of business and consistent with past practices or (C) involving only the payment of monetary damages not in excess of $1,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies);

(x) enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Company or any of its affiliates or their ability to solicit customers or employees following the Effective Time;

(xi) except as otherwise permitted by Section 5.3, adopt, effect, agree or approve any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, assignment for the benefit of creditors or other reorganization of such entity;

(xii) change its methods of accounting (other than Tax accounting, which shall be governed by clause (xiii) below), except in accordance with changes in GAAP as agreed to by the Company’s independent auditors;

(xiii)(A) enter into any closing agreement with respect to material Taxes, (B) settle or compromise any material liability for Taxes, (C) make, revoke or change any material Tax election, (D) agree to any adjustment of any material Tax attribute, (E) file or surrender any claim for a material refund of Taxes, (F) execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, (G) file any material amended Return or (H) request or obtain any material Tax ruling;

(xiv) enter into (A) any aircraft purchase agreement or (B) any amendment to an existing aircraft purchase agreement, in either case, for the placement of an order for any aircraft that, as of the date hereof, is not either a firm order aircraft or an option or purchase right aircraft set forth on Section 2.13(a)(ii) of the Company Schedule;

(xv) other than in the ordinary course of business, enter into or amend any capacity purchase or similar agreement, as a result of which the aggregate number of aircraft subject to all of the Company’s capacity purchase or similar agreements would exceed 25 aircraft, to the extent such agreement or amendment would be effective following the Effective Time (it being acknowledged and agreed that entering into, amending or terminating any capacity purchase or similar agreement in any respect, so long as the numerical limits set forth in this Section 4.1(b)(xv) are not thereby exceeded, shall be deemed to be in the ordinary course);

(xvi) adopt or implement any stockholder rights plan, “poison pill” or other anti-takeover or other similar plan, device or arrangement that, in each case, is applicable to the Merger or any other transaction contemplated by this Agreement, nor shall it (i) exempt any persons (other than Parent, Merger Sub and their respective affiliates) from the provisions of any takeover statute or otherwise cause such restrictions not to apply, or (ii) amend or waive the Company Rights Agreement or redeem the Rights or take any action to render the Company Rights Plan or the Rights inapplicable to any party other than Parent or Merger Sub, or agree to do any of the foregoing (except as permitted by Section 5.3);

(xvii) renew, modify, amend or terminate, or waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract, unless the Company, after consultation with outside legal counsel, determines in good faith that the failure to take any such action would conflict with applicable U.S. antitrust laws, rules and regulations (including the HSR Act);

(xviii) make any written or oral communications to the employees of the Company or the Company Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, unless the Company provides Parent with a copy of the intended communication, Parent has a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;

(xix) terminate, cancel, modify or amend any material insurance policies covering aircraft hull or liability that are provided to the Company or any Company Subsidiary by Continental;

(xx) fail to maintain and possess the FAA-issued Air Carrier Certificate or the DOT-issued Certificate of Public Convenience and Necessity; and

(xxi) agree or formally commit to do any of the foregoing.

Section 4.2 Conduct of Parent. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, it shall not, and shall not permit its subsidiaries to, take or fail to take any action, which actions or failures to take action, individually or in the aggregate, are intended to, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.3 Control of Company’s Business. Nothing contained in this Agreement will give Parent the right to control, directly or indirectly, the Company or any Company Subsidiary or direct the business or operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistently with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Company Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Parent or the Company in violation of any rule, regulation or policy of any governmental authority or applicable law.

Section 4.4 Cooperation as to Certain Matters. To the extent not prohibited by applicable law, in connection with the continued operation of the Company, the Company will confer in good faith with representatives of Parent, as reasonably requested by such representatives, regarding the general status of material aspects of ongoing operations of the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Stockholders Meeting.

(a) The Company shall promptly prepare a proxy statement relating to the Stockholders Meeting (the “Proxy Statement”) and shall file the Proxy Statement with the SEC as soon as reasonably practicable after the date hereof, and in any event not later than 30 days after the date hereof, and Parent shall cooperate with such preparation and filing. Parent and the

Company shall cooperate to promptly respond to any comments made by the SEC and otherwise use reasonable best efforts to cause the Proxy Statement to be mailed as promptly as practicable after filing. Parent will provide the Company with any information regarding Parent or Merger Sub that may be required to prepare and file the Proxy Statement. If at any time prior to the mailing of the Proxy Statement any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, Parent or the Company, as applicable, will promptly inform the other of such occurrence and cooperate in preparing and filing such amendment or supplement with the SEC and, if required, in mailing the same to the stockholders of the Company.

(b) The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC thereunder, as well as the regulations of the NYSE, as applicable. The Company shall advise Parent, promptly after it receives notice thereof, of any comments (whether written or oral), requests for additional information by the SEC, or any other material communications in connection with the Proxy Statement.

(c) Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders Meeting, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Proxy Statement nor any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that, with respect to documents filed by a Party that are incorporated by reference in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) to effect such a Change in the Company Recommendation, and in such event, Parent’s right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations.

(e) The Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of adopting by requisite vote this Agreement (the “Company Stockholder Approval”). The Company Board of Directors shall, subject to Section 5.3(b), recommend the adoption of this Agreement at the Stockholders Meeting (the “Company Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 5.3, the Company, regardless of whether the Company Board of Directors has approved, endorsed or recommended an Acquisition Proposal or has withdrawn, modified or amended the Company Recommendation, will submit this Agreement for approval by the stockholders of the Company at such meeting.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders Meeting (i) to the extent it believes in good faith that such an adjournment or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement or other disclosure is provided to the Company’s stockholders to satisfy the requirements of applicable law, (ii) if, as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (iii) to solicit additional proxies in favor of the Agreement.

Section 5.2 Access to Information; Confidentiality.

(a) To the extent not restricted by third-party agreement or applicable law, the Company shall, subject to any necessary third-party approvals, allow the Parent and its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at Parent’s sole risk and expense, to all facilities, properties, personnel, books and records of the Company and the Company Subsidiaries. Parent agrees to conduct its investigation in a manner that does not interfere unreasonably with the Company’s or the Company Subsidiaries’ operations and with the prompt and timely discharge by the employees of the Company and the Company Subsidiaries of their duties. Parent agrees to indemnify and hold the Company and the Company Subsidiaries harmless from any and all claims and liabilities, including costs and expenses, for injury to or death of any representative of the Parent Parties and for any loss of, damage to or destruction of any property owned by the Company or the Company Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Parties’ representatives during any visit to the business or property sites of the Company or the Company Subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. Notwithstanding the foregoing, the Company shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations; provided, however, that the Company shall use its reasonable best efforts to (A) obtain the required consent of any third party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) enter into a joint defense agreement or implement such other techniques if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable law or jeopardizing such privilege. Neither Parent nor any of its officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors shall conduct any environmental testing or sampling on any of the business or property sites of the Company or the Company Subsidiaries prior to the completion of the Merger without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b) Any information obtained by the Parent Parties or the Company or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between the Company and Parent dated May 21, 2010 (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) The Company agrees that none of the Company, any Company Subsidiary or any of the officers and directors of the Company or the Company Subsidiaries shall, and that it shall cause its and the Company Subsidiaries’ employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any Company Subsidiary) not to, directly or indirectly, (i) initiate, solicit or take any action to knowingly facilitate or encourage the submission of any inquiry, proposal or offer with respect to, or any transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company Subsidiary, or any purchase or sale of 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole (including stock of the Company Subsidiaries), or any purchase or sale of, or tender or exchange offer for, the Company’s equity securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 20% or more of the Company’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), (ii) have any discussion with or provide or cause to be provided any non-public information to any person relating to an Acquisition Proposal, or engage or participate in any negotiations concerning an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) approve, endorse or recommend, propose publicly to approve, endorse or recommend, or execute or enter into, any letter of intent, option agreement, agreement in principle, merger agreement, acquisition agreement or other similar agreement, or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company or the Company Board of Directors may (i) engage or participate in negotiations or discussions with, or provide or cause to be provided any information to, any person in response to an Acquisition Proposal that did not result from a breach of Section 5.3(a)(i) if (A) the Company’s Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) prior to providing any non-public information to any person in connection with an Acquisition Proposal by any such person, the Company receives from such person an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement; provided, however, that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to the person making such Acquisition Proposal or such person’s representatives that was not previously provided or made available to Parent or its representatives, or (ii) fail to make, withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) the Company Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the Company Recommendation”) if the Company has complied in good faith with its obligations under Section 5.3(a), and if (A) the Company Board of Directors concludes in good faith, after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations or (B) the Company has received an Acquisition Proposal that has not been withdrawn and the Company Board of Directors concludes in good faith (1) that such Acquisition Proposal constitutes a Superior Proposal and (2) after consultation with its outside counsel and financial advisors, that a Change in the Company Recommendation is necessary in order to comply with its fiduciary obligations; provided, however, that no Change in the Company Recommendation may be made (y) until the fourth day after Parent’s receipt of written notice (a “Notice of Intended Change in the Company Recommendation”) from the Company advising Parent that the Company Board of Directors intends to make a Change in the

Company Recommendation and specifying the material terms and conditions of any Superior Proposal that is related to such Change in the Company Recommendation and (z) unless Parent has not proposed, within three days after its receipt of the Notice of Intended Change in the Company Recommendation, such adjustment to the terms and conditions of this Agreement as would enable the Company Board of Directors, acting in good faith and after consultation with its outside counsel and financial advisors, to proceed with the Company Recommendation. Notwithstanding anything in this Agreement to the contrary, disclosure by the Company of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the Company Recommendation. “Superior Proposal” means an Acquisition Proposal that the Company Board of Directors concludes, in good faith and after consultation with its outside counsel and financial advisors, is (I) reasonably capable of being completed, (II) reasonably capable of being fully financed and (III) more favorable to the holders of the Shares (in their capacity as stockholders) than the transactions provided for in this Agreement, taking into account, among other things, the likelihood and timing of consummation, the termination fee payable under this Agreement to Parent in connection with the acceptance of such Superior Proposal, any proposal or offer by Parent to amend the terms of this Agreement and the Merger and such other factors deemed relevant by the Company Board of Directors; provided, however, that for purposes of the definition of “Superior Proposal,” the references in the definition of “Acquisition Proposal” to “20%” shall be deemed to be “50%.”

(c) The Company agrees that it will advise Parent of the receipt of any Acquisition Proposal within 24 hours and keep Parent reasonably and promptly informed of the status and material terms of, and any material changes to, any Acquisition Proposals and the status of any related discussions or negotiations, including the identity of the person making such Acquisition Proposal. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act; provided that this clause (d) shall not allow a Change in the Company Recommendation other than in accordance with clause (b) above.

(e) Any action pursuant to Section 5.3(b), Section 5.3(c) or Section 5.3(d) shall not constitute a breach of the Company’s representations, warranties or covenants in this Agreement.

Section 5.4 Directors’ and Officers’ Indemnification and Insurance.

(a) The organizational documents of the Surviving Company shall contain provisions with respect to exculpation, indemnification and advancement of expenses no less favorable than the provisions set forth in the certificate of incorporation and bylaws of the Company as of the date of this Agreement to the persons covered thereby, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including the matters contemplated by this Agreement), unless such modification is required by law.

(b) From and after the Effective Time, each of the Surviving Company and Parent shall, to the fullest extent permitted under applicable law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including any claim arising out of this Agreement or any of the transactions contemplated hereby), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances as required under applicable law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Company and Parent promptly after statements therefor are received and (ii) each of the Surviving Company and Parent shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that neither the Surviving Company nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that neither the Surviving Company nor Parent shall be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as reasonably determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Company and Parent. The Surviving Company and Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) Prior to the Effective Time, the Company shall purchase, and, following the Effective Time, the Surviving Company shall maintain, a fully pre-paid six-year tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”), which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same coverage and amount as, and contain terms and conditions that are equivalent to, the coverage currently provided by the Current Policy.

(d) In the event the Surviving Company, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or Parent, as applicable, shall assume the obligations set forth in this Section 5.4.

(e) In the event that the Surviving Company should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance that the Surviving Company may have or claim (except as would be prohibited by the DGCL), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of the Company and the Company Subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Company.

(f) The obligations of the Company, Parent and/or the Surviving Company under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company, under the DGCL or otherwise.

Section 5.5 Notification of Certain Matters. Each of the Company and Parent shall promptly notify and provide copies to the other of the following upon acquiring knowledge thereof:

(a) any written notice from any governmental authority alleging that the consent or approval of such governmental authority is required to consummate the transactions contemplated by this Agreement or written notice from any other person alleging that the consent of such person is required to consummate the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;

(c) any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation commenced or, to its knowledge, threatened against, relating to, involving or otherwise affecting the Company or any Company Subsidiary or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such Party’s representations or warranties, as the case may be, or that is material and relates to the consummation of the transactions contemplated by this Agreement;

(d) any occurrence or event that is reasonably likely to cause an inaccuracy of any representation or warranty of that Party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article VI not to be satisfied; and

(e) any material failure of any Party (or of its officers, directors, employees or agents) to comply with or satisfy any covenant, agreement or obligation of such Party to be complied with or satisfied by such Party under this Agreement following the time at which such compliance or satisfaction was contemplated to occur pursuant to the terms of this Agreement.

Notwithstanding the above, the delivery of any notice pursuant to this Section 5.5 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice or the conditions to such Party’s obligation to consummate the Merger and other transactions contemplated hereby.

Section 5.6 Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate and take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party to consummate the transactions contemplated by this Agreement and (iii) vigorously defending or contesting any litigation or administrative proceeding that would prevent or materially restrain or delay the consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Merger Sub and any ultimate parent entity of Parent) and the Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 30 days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 90 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable, including, subject to Section 7.1(c)(v), entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated hereby, and divesting, holding separate (including by establishing a trust or otherwise) or taking any other action with respect to any of Parent’s or any of its affiliate’s businesses, assets or properties as of the date of this Agreement; provided, however, that no Party shall be required to commit to or effect any action that is not conditioned upon the consummation of the Merger.

(b) Each of the Company and Parent (and, as applicable, Merger Sub) shall promptly notify the other of any communication concerning this Agreement or the transactions contemplated hereby to that Party or its affiliates from any governmental authority and permit the other to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any governmental authority.

(c) Neither the Company nor Parent (nor, as applicable, Merger Sub) shall participate or agree to participate in any meeting or discussion with any governmental authority in respect of any filing, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such governmental authority, gives the other the opportunity to attend and participate in such meeting or discussion.

(d) Each of the Company and Parent (and, as applicable, Merger Sub) shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated hereby, each of the Company and Parent shall cooperate in all respects with each other and shall contest and resist any such action or proceeding and take or cause to be taken, all actions and do, or cause to be done, all things necessary to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated hereby.

(f) The Company shall cooperate with Parent with respect to, and use reasonable best efforts to facilitate, possible alternative or supplemental structures (including internal restructurings by the Company or the Company Subsidiaries) for the acquisition of the Company and the Company Subsidiaries, provided, however, that any such alternative structure does not impede or delay the Closing of the Merger or change the Merger Consideration and would not adversely affect the Company and the Company Subsidiaries, taken as a whole, should the Merger not occur.

Section 5.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts, but excluding routine employee communications) with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party. This Section 5.7 shall not apply to any release or announcement with respect to a Change in the Company Recommendation.

Section 5.8 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub to perform all of Merger Sub’s, and, after the Effective Time, the Surviving Company to perform all of the Surviving Company’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Merger Sub in this Agreement and for any breach of this covenant.

Section 5.9 Employee Matters.

(a) If the Parent or its other subsidiaries elect in their discretion to provide coverage under a Parent Benefit Plan (as defined below) on or after the Effective Time to any individual who was an employee of the Company or a Company Subsidiary on the Closing Date (a “Transition Employee”), the Parent shall cause such Transition Employee’s period of employment with the Company or Company Subsidiary (and with predecessor employers with respect to which the Company and the Company Subsidiaries shall have granted service credit under the Company Benefit Plan most comparable to such Parent Benefit Plan) to be deemed to have been employment and service with the Parent or its other subsidiary, as applicable, for all eligibility, vesting and accrual purposes under such Parent Benefit Plan; provided, however, that the grant of such past-service credit: (i) is permitted under applicable law; (ii) does not result in duplication of benefits; and (iii) may be disregarded under the otherwise generally applicable provisions of the Parent Benefit Plan in question dealing with re-hired employees if the Transition Employee separates from eligible service after the Effective Time and later returns to eligible service. For purposes of this Section 5.9, the term “Parent Benefit Plan” means any of the following types of employee benefit plans, programs and policies maintained or sponsored by the Parent or its other subsidiaries: 401(k) plans; group health plans within the meaning of Section 733 of ERISA; short-term and long-term disability plans; group term life insurance plans; accidental death and dismemberment plans; vacation, sick and other paid and unpaid leave programs and policies, personal flight privilege programs and policies; and employee stock purchase plans.

(b) If a Transition Employee or his or her eligible dependent becomes covered on or after the Effective Time by a Parent Benefit Plan that is a “group health plan” within the meaning of Section 733 of ERISA, the Parent shall cause such Parent Benefit Plan to waive all “pre-existing condition exclusions” within the meaning of Section 701 of ERISA applicable to any medical condition affecting such Employee or eligible dependent which existed immediately prior to the Effective Time to the extent such pre-existing condition was covered immediately prior to the Effective Time by the Company Benefit Plan most comparable to the Parent Benefit Plan; provided, however, that such Person does not incur a 63-day gap in “creditable coverage” as defined in Section 701(c) of ERISA between termination of his or her coverage under the Company Benefit Plan and the start of his or her coverage under the Parent Benefit Plan.

(c) Further, if a Transition Employee’s coverage under any Company Benefit Plan that is a “group health plan” within the meaning of Section 733 of ERISA is transferred to coverage under a Parent Benefit Plan of the same type (i.e., medical, dental or vision) as the Company Benefit Plan on or after the Effective Time, the Parent shall cause such Parent Benefit Plan to credit towards the deductibles otherwise imposed under the Parent Benefit Plan for the calendar year in which such transfer in coverage occurs any deductibles already incurred by the Transition Employee under the comparable Company Benefit Plan during such calendar year. For this purpose, deductibles are incurred in the year in which the medical service resulting in the deductible is rendered or the underlying medical supply or product is purchased.

(d) Nothing in this Agreement obligates the Parent, the Surviving Corporation or its subsidiaries to employ or continue to employ any employee of the Company or the Company Subsidiaries on or after the Effective Time or supersedes or otherwise alters the terms of employment of any Transition Employee as in effect prior to the Effective Time. Further, this Section 5.9 does not: (i) obligate the Parent, the Surviving Corporation or their subsidiaries to sponsor, continue or offer coverage or benefits to any Transition Employee or other Person under any Company Benefit Plan, Parent Benefit Plan or other employee benefit plan, program or arrangement on or after the Effective Time; (ii) preclude the Parent, the Surviving Corporation or their subsidiaries, in its sole discretion, from terminating any Company Benefit Plan, Parent Benefit Plan or other employee benefit plan, program or arrangement on or after the Effective Time; and (iii) except as would directly contravene the express requirements of Section 5.9(a) through Section 5.9(c), establish or affect the terms of, or preclude the Parent, the Surviving Corporation or any of their subsidiaries from establishing the terms of, or amending in its sole discretion, any Company Benefit Plan, Parent Benefit Plan or other employee benefit plan, program or arrangement at any time on or after the Effective Time.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company may take steps reasonably necessary to cause dispositions of Shares, Options, Restricted Shares and Warrants pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated thereunder in accordance with procedures in such rule or under that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.11 Stockholder Litigation. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in, but not control or have decision-making authority with respect to, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby prior to the Effective Time.

Section 5.12 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein, and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.13 Voting of Shares. Parent and its subsidiaries shall vote all shares of Company Common Stock beneficially owned by them in favor of adoption of this Agreement at the Stockholders Meeting.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval;

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated;

(c) Approval, authorization and consent to the transfer of the DOT Economic Authority shall have been obtained, as may be necessary, and any additional approval, authorization, consent or exemption required to be obtained from the FAA, the DOT and any other governmental authority for the consummation of the Merger shall have been obtained (or the expiration of all applicable waiting periods shall have occurred), except for any such additional approvals, authorizations, consents or exemptions the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect; and

(d) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger, and there shall be no order, decision or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 2.1(a) (Organization and Qualification) Section 2.3 (Capitalization) and Section 2.4(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Company Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, they shall be true and correct in all material respects or in all respects, as the case may be, as of such earlier date) and (ii) the representations and warranties of the Company in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date), except for any such failures of any of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or a Company Material Adverse Effect) that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all of its material covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, conditions, states of facts or developments that have had, individually or in the aggregate, a Company Material Adverse Effect, the effects of which are continuing on the Closing Date.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)(i) The representations and warranties of Parent and Merger Sub contained in Section 3.1 (Organization and Qualification) and Section 3.2(a) (Authority) shall be true and correct in all material respects (except for representations and warranties in any such sections qualified as to materiality or a Parent Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, they shall be true and correct in all material respects or in all respects, as the case may be, as of such earlier date) and (ii) the representations and warranties of Parent and Merger Sub in this Agreement other than those specified in the preceding clause (i) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, they shall be true and correct as of such earlier date), except for any such failures of any of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect) that would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Each of Parent and Merger Sub shall have performed in all material respects all of its material covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied; and

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any events, conditions, states of facts or developments that have had, individually or in the aggregate, a Parent Material Adverse Effect, the effects of which are continuing on the Closing Date.

Section 6.4 Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the prior receipt of the Company Stockholder Approval:

(a) by mutual written agreement of Parent, Merger Sub and the Company; or

(b) by Parent or the Company, if:

(i) a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining, prohibiting or otherwise preventing the Merger; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall have complied in all material respects with its obligations in Section 5.6; or

(ii) the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the requisite vote at the Stockholders Meeting or, if the Stockholders Meeting is adjourned or postponed, at the last such Stockholders Meeting held after such adjournment(s) or postponement(s); or

(c) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to the Company and (B) the Outside Date; provided, however, that Parent shall have no right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or

(ii)(A) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation or, in the case of an Acquisition Proposal made by way of a tender offer or an exchange offer, failed to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) of the Exchange Act; (B) the Company Board of Directors fails to reconfirm its authorization, approval or recommendation of the Merger within three business days after a written request by Parent to do so; or (C) if the Company Board of Directors resolves to do any of the foregoing; or

(iii)(A) the conditions set forth in Section 6.1(b) and Section 6.1(c) shall have been satisfied and (B) the Merger shall not have been consummated on or before January 15, 2011 (the “Outside Date”); provided, however, that Parent shall not be entitled to terminate this Agreement under this Section 7.1(c)(iii) if Parent’s or Merger Sub’s material breach of any of its representations, warranties or covenants in this Agreement was the proximate cause of the Merger’s not being consummated on or before such date; or

(iv) if, prior to the Effective Time, the Company shall have breached, in any material respect, any of its obligations set forth in Section 5.3; or

(v) as a condition to obtaining approval of the transactions contemplated hereby under the HSR Act, Parent shall be required to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority that would reasonably be expected to result in an effect that is materially adverse to the business, assets, financial condition or results of operations of either of (A) SkyWest Airlines, Inc., together with its subsidiaries, or (B) Atlantic Southeast Airlines, Inc., together with its subsidiaries; provided, however, that for such termination to be effective, the Parent Termination Fee shall have been paid to the Company; or

(d) by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure to Parent and (B) the Outside Date; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in breach or has failed to perform in any material respect any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board of Directors shall have effected a Change in the Company Recommendation pursuant to Section 5.3(b)(ii)(B) and authorized the Company to enter into a binding definitive agreement in respect of such Superior Proposal; provided, however, that for such termination to be effective, the Company Termination Fee shall have been paid to Parent; or

(iii) the Merger shall not have been consummated on or before the Outside Date; provided, however, that if (A) the Effective Time has not occurred by the Outside Date by reason of the non-satisfaction of the conditions set forth in Section 6.1(b) or Section 6.1(c) and (B) all other conditions in Article VI have theretofore been satisfied or, to the extent legally permissible, waived, or are then capable of being promptly satisfied, then the Outside Date shall be April 15, 2011; and provided, further, that the Company shall not be entitled to terminate this Agreement under this Section 7.1(d)(iii) if the Company’s material breach of any of its representations, warranties or covenants in this Agreement was the proximate cause of the Merger’s not being consummated on or before such date.

Section 7.2 Effect of Termination. In the event that the Effective Time does not occur as a result of any Party exercising its rights to terminate this Agreement pursuant to this Article VII, then this Agreement shall be null and void and, except as provided in Section 7.3 and Section 8.1 or as otherwise expressly provided herein, no Party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any Party from liability for damages for any willful and material breach of any representation, warranty, agreement, obligation or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any representation, warranty, agreement, obligation or covenant herein, then the Parent Parties or the Company, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(c)(ii) or Section 7.1(d)(ii) then, in any such event, the Company shall pay Parent a fee in the amount of $4,000,000 (the “Company Termination Fee”). The Company Termination Fee shall be paid to Parent in cash by wire transfer of immediately available funds not later than two business days after the occurrence of such termination.

(b) If (i)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii), (B) Parent terminates this Agreement pursuant to Section 7.1(c)(iii) or (C) the Company terminates this Agreement pursuant to Section 7.1(d)(iii) (ii) prior to the Stockholders Meeting there shall have been publicly announced or publicly disclosed a bona fide Acquisition Proposal (provided, however, that for purposes of this Section 7.3(b) any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50%) that shall not have been withdrawn prior to the Stockholders Meeting and (iii) within 12 months after the date of such Stockholders Meeting, a transaction constituting an Acquisition Proposal is consummated or the Company enters into an agreement with respect to a transaction constituting an Acquisition Proposal that is consummated, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds not later than two business days following the consummation of such transaction.

(c) If Parent terminates this Agreement pursuant to Section 7.1(c)(v), Parent shall pay the Company a fee in the amount of $4,000,000 (the “Parent Termination Fee”). The Parent Termination Fee shall be paid to the Company in cash by wire transfer of immediately available funds not later than two business days after the occurrence of such termination.

(d) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such expenses, whether or not the Merger is consummated. In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee.

(e) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3. In the event that Parent shall fail to pay the Parent Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses actually incurred or accrued by the Company (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.3.

Section 7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all Parties; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that by law requires the further approval of the Company stockholders without such further approval.

Section 7.5 Waiver. At any time prior to the Effective Time, the Parent Parties, on one hand, or the Company, on the other hand, may (i) extend the time for the performance of any obligation or other act of the Company or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of the Company or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable to the Company or the Parent Parties, respectively. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. The agreements in Article I, this Article VIII, Section 5.4 and Section 5.9 of this Agreement shall survive the Merger. The agreements in this Article VIII, Section 5.2(b), Section 7.2 and Section 7.3 shall survive the termination of this Agreement. The remainder of the representations, warranties, covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.1.

Section 8.2 Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Merger Sub, Parent, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Merger Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

(b) Except as and to the extent expressly set forth in this Agreement, neither Merger Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Merger Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice that may have been provided to any such person by any representative of Merger Sub or Parent or any other person), wherever and however made, including any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, and results of operations.

(c) Any representation “to the Knowledge” of a Party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such Party and any manager or managers of such Party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers, in each case after reasonable inquiry.

Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight FedEx delivery, by facsimile (with confirmed receipt and with a confirming copy by overnight FedEx delivery), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Merger Sub:

SkyWest, Inc.

444 South River Road

St. George, Utah 84790

Attention:	Chief Executive Officer and
Chief Financial Officer
Telephone:	(435) 634-3200
Facsimile:	(435) 634-3205

with a copy, which shall not constitute notice, to:

Parr Brown Gee & Loveless, P.C.

185 S. State St., Suite 800

Salt Lake City, Utah 84111

Attention:	Brian G. Lloyd
Dale T. Hansen
Telephone:	(801) 532-7840
Facsimile:	(801) 532-7750

if to the Company:

ExpressJet Holdings, Inc.

700 North Sam Houston Parkway West, Suite 200

Houston, TX 77067

Attention:	President and CEO
General Counsel
Telephone:	(832) 353-1000
Facsimile:	(832) 353-1141

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention:	John B. Clutterbuck
Timothy C. Langenkamp
Telephone:	(713) 220-4200
Facsimile:	(713) 220-4285

Section 8.4 Certain Definitions. For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of securities (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding, upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Houston, Texas are required to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(e) “governmental authority” means any U.S. federal, state, local or foreign governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a Party’s best efforts in accordance with reasonable commercial practices, without incurring unreasonable expense;

(h) “subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries; and

(i) “United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.

Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, incapable of being enforced by any rule of law or contrary to public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal, incapable of being enforced or contrary to public policy, the Parties shall negotiate in good faith to modify in a mutually acceptable manner this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.6 Entire Agreement; Assignment. This Agreement, the Company Schedule, the Parent Schedule, the Certificate of Merger, and the certificates to be delivered by the Company and Parent pursuant to Section 6.2(c) and Section 6.3(c), respectively, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, provided, however, that the Confidentiality Agreement shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise. Notwithstanding the foregoing, Parent may substitute any other directly or indirectly wholly owned subsidiary of Parent for Merger Sub; provided, however, that such other subsidiary must execute a counterpart to this Agreement pursuant to which it explicitly assumes all of the representations, warranties, agreements, obligations and covenants of Merger Sub hereunder; and provided, further, that no such assignment shall relieve Parents of any of its agreements, obligations and covenants hereunder.

Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.4, from and after the Effective Time, Section 1.6 and Section 1.7 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 8.8 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not to be performed in accordance with the terms hereof, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.9 Governing Law; Jurisdiction and Venue. This Agreement, and any and all disputes arising out of or relating in any way to this Agreement, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles. Any action or proceeding arising out of or relating in any way to this Agreement, or to enforce any of the terms of this Agreement, shall (i) be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Court”) (provided that, in the event that subject matter jurisdiction is unavailable in the Court, then any such action or proceeding shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware) and (ii) not be litigated or otherwise pursued in any forum or venue other than the Court (or, if subject matter jurisdiction is unavailable in the Court, then in any forum or venue other than any other state or federal court sitting in Wilmington, Delaware). Each of the Company, Parent and Merger Sub hereby (A) irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the Court for such litigation (but not other litigation); (B) consents to service of process by registered mail upon such Party and/or such Party’s registered agent; (C) waives any objection to the laying of venue of any such litigation in the Court and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum; (D) waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding, including any appeal thereof; and (E) EXPRESSLY WAIVES ANY RIGHT TO DEMAND A JURY TRIAL AS TO ANY DISPUTE DESCRIBED IN THIS PARAGRAPH.

Section 8.10 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement is not intended, and shall not be deemed, to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SKYWEST, INC.

By:	/s/ Bradford R. Rich
Name:	Bradford R. Rich
Title:	Executive Vice President and
Chief Financial Officer

EXPRESS DELAWARE MERGER CO.

By:	/s/ Bradford R. Rich
Name:	Bradford R. Rich
Title:	Executive Vice President

EXPRESSJET HOLDINGS, INC.

By:	/s/ Thomas M. Hanley
Name:	Thomas M. Hanley
Title:	President and Chief Executive Officer